UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
Zogenix, Inc.

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5858 Horton Street, Suite 455
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT
Dear Stockholder:
The annual meeting of stockholders of Zogenix, Inc. will be held at the Hyatt House Emeryville, located at 5800 Shellmound Street, Emeryville, California 94608 on Wednesday, May 23, 2018 at 8:00 a.m., local time, for the following purposes:

1.	To elect two directors for a three-year term to expire at the 2021 annual meeting of stockholders;

2.	To consider and vote upon the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.
To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

 Our board of directors has fixed the close of business on April 6, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. For our annual meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the circulation of our proxy materials.
The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the annual meeting; the matters to be acted upon at the meeting and our board of directors’ recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.
Whether or not you expect to attend our annual meeting, please vote by Internet or telephone as described in the enclosed proxy materials or, if you request that the proxy materials be mailed to you, by signing, dating and returning the proxy card enclosed with those materials. If you plan to attend our annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.
All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,
/s/ Stephen J. Farr, Ph.D.

Stephen J. Farr, Ph.D. Chief Executive Officer and Director
Emeryville, California
April 13, 2018

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

5858 Horton Street, Suite 455
Emeryville, California 94608

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 23, 2018
The board of directors of Zogenix, Inc. is soliciting your proxy for use at the annual meeting of stockholders to be held on May 23, 2018 at 8:00 a.m., local time, at the Hyatt House Emeryille, located at 5800 Shellmound Street, Emeryville, California 94608. If you need directions to the location of the annual meeting, please contact us at (510) 550-8300.
On or about April 13, 2018, we will mail to all stockholders of record entitled to vote at the annual meeting a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2018: This proxy statement and our annual report are available electronically at http://www.proxyvote.com.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What am I voting on?
There are three proposals scheduled for a vote:
Proposal 1: To elect two (2) directors:
•James B. Breitmeyer, M.D., Ph.D.; and
•Stephen J. Farr, Ph.D.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.
Proposal 3: To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or SEC.
Who can vote at the meeting?
Only stockholders who owned our common stock on April 6, 2018 are entitled to vote at the annual meeting. On this record date, there were 34,973,300 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.
How many votes do I have?
Each share of our common stock that you own as of April 6, 2018 entitles you to one vote.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who have not previously requested the receipt of paper proxy materials advising them that they can access this proxy statement, our annual report and voting instructions over the Internet at www.proxyvote.com, by calling 1-800-579-1639, or by sending a blank e-mail to sendmaterial@proxyvote.com with your twelve digit control number in the subject line. You can also state your preference to receive a paper copy for future meetings. There is no charge for you requesting a copy. Please make your request for a copy on or before May 9, 2018 to facilitate timely delivery. In addition, stockholders may request to receive proxy materials electronically by email or in printed form by mail on an ongoing basis. All stockholders will have the ability to access the proxy materials on the website referred to above and in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meeting.
How do I vote by proxy?
With respect to the election of directors, shareholders may (a) vote “For” each of the nominees; (b) vote “Against” each of the nominees; or (c) abstain from voting on the election of one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting.
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

By Mail: If you are a stockholder of record, and you elect to receive your proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. You should mail the proxy card in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card if you are voting over the Internet or by telephone. If you properly complete your proxy card and send it in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Via the Internet: You may vote at www.proxyvote.com, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 22, 2018.

By Telephone: You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. Use the Company Number and Account Number shown on your Notice of Internet Availability of Proxy Materials, proxy card or voting instructions form that is sent to you. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2018.

In Person: You may still attend the meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the name of a Broker or Banks
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Notice of Internet Availability of Proxy Materials or, if you have requested physical copies, a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?
If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may notify our corporate secretary, Michael P. Smith, in writing before the annual meeting that you have revoked your proxy, or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 6, 2018, or approximately 17,486,651 shares, constitutes a quorum at the meeting, permitting us to conduct our business.
What vote is required to approve each proposal?
Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.
Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.
Proposal 3: Approval of the Compensation of the Named Executive Officers. The approval of the compensation of the named executive officers must receive “For” votes from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting.
Voting results will be tabulated and certified by Broadridge Financial Solutions.
What is the effect of abstentions and broker non-votes?
Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm, and whether our stockholders have approved the compensation of the named executive officers. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the advisory vote to approve the compensation of the named executive officers, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.
How do I obtain an Annual Report on Form 10-K?
If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017 that we filed with the SEC on March 6, 2018, we will send you one without charge. Please write to:
Zogenix, Inc.
5858 Horton Street, Suite 455
Emeryville, California 94608
Attn: Corporate Secretary
All of our SEC filings are also available free of charge in the investor relations section of our website at www.zogenix.com.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. The current term of the company’s Class II directors, James B. Breitmeyer, M.D., Ph.D. and Stephen J. Farr, Ph.D. will expire at the 2018 annual meeting.
The nominees for Class II director for election at the 2018 annual meeting are James B. Breitmeyer, M.D., Ph.D. and Stephen J. Farr, Ph.D. If Dr. Breitmeyer or Dr. Farr is elected at the 2018 annual meeting, such individual will be elected to serve for a term of three years that will expire at our 2021 annual meeting of stockholders and until such individual’s successor is elected and qualified.
If no contrary indication is made, proxies in the accompanying form will be voted for the nominees, or in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Dr. Breitmeyer and Dr. Farr are currently members of our board of directors.
All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.
Information Regarding Directors
The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:
Nominees for Election to the Board of Directors
For a Three-Year Term Expiring at the
2021 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Zogenix, Inc.
James B. Breitmeyer, M.D., Ph.D.	64	Director
Stephen J. Farr, Ph.D.	59	Chief Executive Officer, President and Director
James B. Breitmeyer, M.D., Ph.D. has served as a member of our board of directors since March 2014. Since August 2015, Dr. Breitmeyer has served as President, CEO and Director of Oncternal Therapeutics, Inc. a clinical-stage oncology biotechnology company. Previously, he served as President of Bavarian Nordic, Inc. and Executive Vice President of Bavarian A/S, a multinational corporation headquartered in Denmark, from February 2013 to July 2015. He previously served as the acting Chief Medical Officer of our company from August 2012 to February 2013 in an advisory capacity, the Executive Vice President of Development and Chief Medical Officer of Cadence Pharmaceuticals Inc., from August 2006 to August 2012, and the Chief Medical Officer of Applied Molecular Evolution Inc., a wholly-owned subsidiary of Eli Lilly and Co. from December 2001 to August 2006. Dr. Breitmeyer has also served as President and Chief Executive Officer of the Harvard Clinical Research Institute and held a variety of positions at Serono Laboratories Inc. Dr. Breitmeyer served as a founding collaborator and scientific advisor to Immunogen Inc., and held clinical and teaching positions at the Dana Farber Cancer Institute and Harvard Medical School. Dr. Breitmeyer earned his B.A. in Chemistry from the University of California, Santa Cruz and his M.D. and Ph.D. from Washington University School of Medicine and is Board Certified in Internal Medicine and Oncology. Dr. Breitmeyer’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, and significant expertise in the medical field, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Stephen J. Farr, Ph.D. is one of our co-founders and has served as our President and as a member of our board of directors since our inception in May 2006. Dr. Farr has served as our Chief Executive Officer since April 2015 and served as our Chief Operating Officer from our inception to March 2013. From 1995 to August 2006, Dr. Farr held positions of increasing responsibility within Aradigm Corporation, and he served most recently as Senior Vice President and Chief Scientific Officer with responsibility for research and development as well as business development. From 1986 to 1994, Dr. Farr was a tenured professor at the Welsh School of Pharmacy, Cardiff University, United Kingdom, concentrating in the area of biopharmaceutics. Dr. Farr currently serves on the board of directors of SteadyMed Therapeutics, Inc., a publicly-traded company, as well as Oscillari, LLC and Flow Pharma, Inc. Dr. Farr is an adjunct Professor in the Department of Pharmaceutics, School of Pharmacy, Virginia Commonwealth University. Dr. Farr is a registered pharmacist in the United Kingdom and obtained his Ph.D. degree in Pharmaceutics from the University of Wales. As one of our co-founders and having served as our President since May 2006, Dr. Farr’s extensive knowledge of our business, history and culture, as well as his significant experience in research and development and thorough knowledge of the pharmaceutical product development process, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office
Term Expiring at the
2019 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Zogenix, Inc.
Roger L. Hawley	65	Director
Erle T. Mast	55	Director, Chairman of Audit Committee
Renee P. Tannenbaum, Pharm.D.	66	Director
Roger L. Hawley is one of our co-founders and has served as a member of our board of directors since August 2006 and as our Chief Executive Officer from August 2006 to April 2015. Mr. Hawley currently serves as board chairman of Darè Bioscience, a privately-held women’s health company in San Diego, and currently serves as an advisor to Alveo Technologies, where he has been a board member since July 2015. Mr. Hawley was also a startup investor and board member of Alios BioPharma from 2006 to 2008, which was acquired by Johnson & Johnson in November 2014. Mr. Hawley was a member of the board of directors of Cypress Bioscience from 2007 to 2011 and Targeted Genetics from 2006 to 2010, both previously publicly-traded pharmaceutical companies. From 2003 to 2006 he served as Executive Vice President, Commercial and Technical Operations for InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology. From 2002 to 2003, Mr. Hawley was the Chief Commercial Officer at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2001 to 2002, Mr. Hawley served as General Manager & Vice President of Sales and Marketing at Elan Pharmaceuticals in San Diego. From 1987 to 2001, Mr. Hawley held a broad range of management positions in commercial operations, alliance/ partnership management, and regional/national sales and corporate finance at Glaxo/Glaxo Wellcome/GSK. His last position at GSK in 2001 was Vice President of Sales-CNS/GI Division in North Carolina. From 1976 to 1987, he held various financial management positions with Marathon Oil Company, including serving four years in London, United Kingdom. While at Marathon, he was a certified treasury manager and a certified public accountant. Mr. Hawley holds a B.Sc. in Accounting from Eastern Illinois University. As one of our co-founders and having served as our Chief Executive Officer for nearly ten years, Mr. Hawley’s extensive knowledge of our business, history and culture, as well as over 20 years of experience in the pharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Erle T. Mast has served as a member of our board of directors since May 2008. Mr. Mast Mr. Mast was a co-founder of and served as Executive Vice President, Chief Financial Officer with Clovis Oncology, Inc., a biotechnology company, from May 2009 through March 2016. From July 2002 to May 2008, Mr. Mast served as Executive Vice President and Chief Financial Officer of Pharmion Corporation, until its acquisition by Celgene Corporation. From 2000 to 2002, after Elan Pharma International Ltd. acquired Dura Pharmaceuticals, Inc., Mr. Mast served as Chief Financial Officer for the Global Biopharmaceuticals business unit of Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. From 1984 to 1997, Mr. Mast held positions of increasing responsibility at Deloitte & Touche, LLP, serving most recently as partner, where he provided accounting, auditing and business consulting services to companies in various industries, including the healthcare, pharmaceutical, biotech and manufacturing industries. Mr. Mast currently serves on the board of directors of Sienna Biopharmaceuticals, Inc., a publicly-traded company. Mr. Mast also served as a director for Somaxon Pharmaceuticals, Inc. from 2008 to 2013 and for Receptos Inc. from 2013 to 2015, both publicly traded biotechnology companies. Mr. Mast received his degree in Business Administration from California State University,

Bakersfield. Mr. Mast’s experience as a chief financial officer of various companies in the healthcare industry and in providing accounting, auditing and consulting services while at Deloitte & Touche, LLP, as well as his expertise in management, accounting, treasury, and finance functions, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Renee P. Tannenbaum, Pharm.D. has served as a member of our board of directors since February 2015. Dr. Tannenbaum currently serves as Vice President of Global Alliances at Halozyme, Inc., where she is responsible for leading the team that executes the company’s alliances through partnerships and collaborations. Dr. Tannenbaum was previously Head of Global Customer Excellence at AbbVie from October 2012 to January 2016, where she was responsible for building commercial capabilities for the organization. Previously, Dr. Tannenbaum served as President of Myrtle Potter & Company, LLC, a global life sciences consulting and advisory firm from April 2011 to October 2012 and Executive Vice President and Chief Commercial Officer at Elan Pharmaceuticals, Inc., from May 2009 to January 2011, where she was responsible for revenue generation for Elan’s marketed products, preparing for the commercialization of the company’s pipeline, including its Alzheimer’s portfolio, and strengthening the company’s overall commercial capabilities. Prior to her role at Elan, Dr. Tannenbaum was at Novartis Pharma AG for three years, where she led the Global Commercial Operations organization. Prior to that, Dr. Tannenbaum spent nine years at Bristol Myers Squibb and 16 years at Merck and Company, Inc. where she held a variety of leadership positions in operations and general management. Dr. Tannenbaum served as a director to Nordic Nanovector ASA, a publicly-traded company in Norway, and Cipher Pharmaceuticals, Inc. a Canadian publicly-traded company, from April to August 2016, Sharps Compliance Inc. from November 2012 to November 2014 and Immune Pharmaceuticals, Inc., a publicly-traded company, from August 2011 to October 2012. Dr. Tannenbaum retains a faculty position at the University of the Sciences’ Mayes College of Healthcare Business and Policy and serves as the Dean’s Professor. Dr. Tannenbaum received her Doctor of Pharmacy degree from the Philadelphia College of Pharmacy and Sciences, her MBA from Temple University, and her Bachelor of Science degree in Pharmacy from the University of Connecticut. Dr. Tannenbaum’s extensive experience in the biopharmaceutical industry, including providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that she should serve as a director of our company.
Term Expiring at the
2020 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Zogenix, Inc.
Louis C. Bock	53	Director, Chairman of Nominating/Corporate Governance Committee
Cam L. Garner	69	Chairman of the Board of Directors, Chair of Compensation Committee
Mark Wiggins	62	Director
Louis C. Bock has served as a member of our board of directors since August 2006. Since August 2014, Mr. Bock has served as a Venture Partner at Santé Ventures, a venture capital firm. From September 1997 to July 2014, he was Managing Director of Scale Venture Partners, a venture capital firm. Previously, Mr. Bock held various positions in research, project management, business development and sales at Gilead Sciences, Inc., from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of Orexigen Therapeutics, Inc., a publicly-traded biotechnology company, as well as several private companies including Ascenta Therapeutics, Inc. and Cardiokinetics, Inc. Mr. Bock served as a director for Heat Biologics, Inc., a publicly-traded biotechnology company, from September 2013 to April 2016. In addition, Mr. Bock is responsible for Scale Venture Partners’ prior investments in Seattle Genetics, Prestwick Pharmaceuticals, Inc. and Somaxon Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and his M.B.A. from California State University, San Francisco. Mr. Bock’s extensive clinical and leadership experience in the biotechnology and biopharmaceutical industries, including experience in research, project management, business development and sales, and his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Cam L. Garner is one of our co-founders and has served as chairman of our board of directors since August 2006. Mr. Garner co-founded specialty pharmaceutical companies Cadence Pharmaceuticals, Inc. (acquired by Mallinckrodt plc in March 2014), Somaxon Pharmaceuticals, Inc. (sold to Pernix Therapeutics in March 2013), Evoke Pharma, Inc., Elevation Pharmaceuticals, Inc. (sold to Sunovion Pharmaceuticals Inc. in 2012), DJ Pharma (sold to Biovail Corporation in 2000), Verus Pharmaceuticals, Inc., Xcel Pharmaceuticals, Inc. (acquired by Valeant Pharmaceuticals International in 2005), Neurelis, Inc., Meritage Pharma, Inc. (sold to Shire plc in February 2015), and most recently, Kalyra Pharmaceuticals, Inc., OrPro Therapeutics, Inc., Alastin SkinCare and Zavante, Inc. He previously served as chairman of Cadence from May 2004 until March 2014, and served as chairman of Verus, Elevation and Meritage until their acquisition and Evoke since January 2007. Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc.

from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000, when it was sold to Elan. In addition to Zogenix, Mr. Garner currently serves as Chairman of Evoke Pharma, a publicly-traded company, Kalyra Pharamaceuticals, OrPro, Alastin and Zavante, and serves on the Board of Directors of Aegis and Neurelis. Mr. Garner is also Chairman-elect and serves on the Executive Committee of UCSD Moores Cancer Center, San Diego. Mr. Garner earned his B.A. in Biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College. As one of our co-founders and having served as our chairman since August 2006, Mr. Garner’s extensive knowledge of our business, history and culture, his extensive experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Mark Wiggins has served as a member of our board of directors since May 2011. Until 2015 Mr. Wiggins was Senior Vice President of Business Development with Elcelyx Therapeutics, Inc., a biotechnology company. Previously, he served as Chief Business Officer with Mpex Pharmaceuticals, a biopharmaceutical company, until its acquisition by Axcan Pharma, Inc. in 2011. From May 1998 to February 2009, Mr. Wiggins was employed at Biogen Idec, Inc., and its predecessor Idec Pharmaceuticals Corp., biotechnology companies, where he most recently served as Executive Vice President of Business Development. At Idec Pharmaceuticals, Mr. Wiggins was a member of the management committee for the collaboration with Genentech Inc. on Rituxan®. Prior to Biogen Idec, Mr. Wiggins spent fifteen years in a number of positions of increasing responsibility in marketing, marketing research and business development at Hybridon, Inc., Schering-Plough Corporation (now Merck), Johnson & Johnson and Pfizer, Inc. Mr. Wiggins’ business development transaction experience includes closing over 20 licensing deals and several global corporate partnerships and company acquisitions. Mr. Wiggins earned his B.S. degree in Finance from Syracuse University and his M.B.A. from the University of Arizona. Mr. Wiggins’ expertise in business development activities and the marketing of pharmaceutical products, as well as his extensive management experience within the biopharmaceutical industry, contributed to our board of directors’ conclusion that he should serve as a director of our company.
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees be independent within the meaning of Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that each of our current directors, other than Roger L. Hawley, our former Chief Executive Officer, and Stephen J. Farr, Ph.D., our Chief Executive Officer and President, qualifies as an “independent” director within the meaning of the Nasdaq rules. Accordingly, a majority of our directors are independent, as required under Nasdaq rules.

Board Leadership Structure
Our board of directors is currently led by its chairman, Cam L. Garner. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.
The Board’s Role in Risk Oversight
Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.
Board of Directors Meetings
During 2017, our board of directors met six times, including telephonic meetings, and in that year, all incumbent directors attended at least 75% of the aggregate number of meetings of the board and the committees on which they served, during the periods in which they served.
Committees of the Board of Directors
We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.zogenix.com.
Audit Committee
The audit committee of our board of directors currently consists of Messrs. Mast (chairman and audit committee financial expert), Bock and Wiggins. The audit committee met four times during 2017, including telephonic meetings. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Exchange Act. In addition, our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and engaging our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.
Compensation Committee
The compensation committee of our board of directors currently consists of Messrs. Garner (chairman), Wiggins and Dr. Breitmeyer. The compensation committee met three times during 2017, including telephonic meetings. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing our compensation philosophy, including our policies and strategy relative to executive compensation;

•	reviewing and recommending to the full board for approval the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers, including executive employment and severance agreements;

•	reviewing and recommending to the full board for approval the compensation policies for members of our board of directors and board committees;

•
reviewing, approving and administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans (other than any such awards that must be approved by the full board);

•
reviewing and discussing with management our compensation discussion and analysis to be included in our annual proxy report or annual report on Form 10-K and producing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members including compliance of the compensation committee with its charter.
Nominating/Corporate Governance Committee
The nominating/corporate governance committee of our board of directors currently consists of Mr. Bock (chairman), Mr. Mast and Dr. Tannenbaum. This committee met once during 2017. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	developing guidelines for board compensation;

•	overseeing our board of directors’ performance and self-evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes; and

•
reviewing and evaluating, at least annually, the performance of the nominating/corporate governance committee and its members including compliance of the nominating/corporate governance committee with its charter.

Report of the Audit Committee of the Board of Directors
The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles in the United States of America, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee by the standards of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and

Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the audit committee has discussed with Ernst & Young LLP their independence from Zogenix, Inc. and its management.
The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls including internal control over financial reporting and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in our annual report on Form 10-K for the year ended December 31, 2017 filed by the company with the Securities and Exchange Commission. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2018.
This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors
Erle T. Mast (Chairman)
Louis C. Bock
Mark Wiggins
Compensation Committee Interlocks and Insider Participation
Messrs. Garner, Bock and Wiggins and Dr. Breitmeyer served on our compensation committee during 2017. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Director Nomination Process
Director Qualifications
In evaluating director nominees the nominating/corporate governance committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience relevant to our industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.
The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.
Identification and Evaluation of Nominees for Directors
The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.
If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee may identify the desired skills and experience of a new nominee in light of the criteria above, in which case, the nominating/corporate governance committee would generally poll our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. The nominating/corporate governance committee has utilized the third-party search firm of Spencer Stuart to assist with the identification of qualified board of director candidates.
The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2019 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings
Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All directors attended the 2017 annual meeting of stockholders held on May 23, 2017, either in person or by telephone.
Communications with our Board of Directors
Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary at Zogenix, Inc., Attn: Corporate Secretary, 5858 Horton Street, Suite 455, Emeryville, California 94608. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
Corporate Governance
Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.zogenix.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Zogenix, Inc., Attention: Corporate Secretary, 5858 Horton Street, Suite 455, Emeryville, California 94608.

Director Compensation
We compensate non-employee members of the board of directors. Directors who are also employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as our employees.

Under our non-employee director compensation policy, we provide cash compensation in the form of an annual retainer of $40,000 for each non-employee director. We also pay an additional annual retainer of $60,000 to the chairman of our board of directors (however the total cash compensation paid to the chairman of the board in all capacities cannot exceed $100,000 in any calendar year), $25,000 to the chair of our audit committee, $15,000 to the chair of our compensation committee, and $10,000 to the chair of our nominating/corporate governance committee. We also pay an additional $10,000 per year to members of the audit committee, an additional $7,500 per year to members of our compensation committee and an additional $5,000 per year to members of our nominating/corporate governance committee. There was no change to the cash compensation paid to our non-employee directors when our non-employee director compensation policy was amended and restated in March 2017.
We have reimbursed and will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.
Prior to March 2017, under our non-employee director compensation policy, any non-employee director who was first elected to the board of directors was granted an option to purchase 30,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, each non-employee director was eligible to receive an option to purchase 20,000 shares of common stock.
In March 2017, after consultation with the compensation committee’s independent compensation consultant, our board of directors approved an amendment and restatement of our non-employee director compensation policy, pursuant to which any non-employee director who is first elected to the board of directors is granted an option to purchase 20,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders, including the 2017 annual meeting, each non-employee director is eligible to receive an option to purchase 15,000 shares of common stock.
The initial options granted to non-employee directors will vest over three years in 36 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest over one year in 12 equal monthly installments, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to a non-employee director will be ten years and will remain exercisable for a period of 12 months following a director’s termination of service. These options will be granted under the amended and restated 2010 Equity Incentive Award Plan. All options have an exercise price per share equal to the fair market value of our common stock on the date of grant.

Summary Director Compensation
The following table summarizes cash and stock compensation received by our non-employee directors during the year ended December 31, 2017. Dr. Farr is not included in the following table as he served as an executive officer during 2017 and his compensation is included in the Summary Compensation Table in the “Executive Compensation and Other Information” section below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Louis C. Bock	60,000	159,644	219,644
James B. Breitmeyer, M.D., Ph.D.	47,500	159,644	207,144
Cam L. Garner	100,000	159,644	259,644
Roger L. Hawley	40,000	159,644	199,644
Erle T. Mast	70,000	159,644	229,644
Renee P. Tannenbaum, Pharm.D.	45,000	159,644	204,644
Mark Wiggins	57,500	159,644	217,144

(1)
The amounts in this column represent the grant-date fair value of option awards made to each board member during 2017. The applicable grant-date fair value of each option award was calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”) using the Black-Scholes valuation model. For a discussion of the valuation assumptions used, see Note 10 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 6, 2018. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Whether, and to what extent, a non-employee director realizes a financial benefit from the awards will depend on our actual operating performance, stock price fluctuations and the non-employee director’s continued service on our board.

The aggregate number of shares subject to stock options outstanding at December 31, 2017 for each non-employee director was as follows:

Name	Number of Securities Underlying Options Outstanding at December 31, 2017
Louis C. Bock	73,716
James B. Breitmeyer, M.D., Ph.D.	64,625
Cam L. Garner	73,498
Roger L. Hawley	319,498
Erle T. Mast	78,185
Renee P. Tannenbaum, Pharm.D.	58,375
Mark Wiggins	74,625
Vote Required; Recommendation of the Board of Directors
If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF JAMES B. BREITMEYER, M.D., PH.D. AND STEPHEN J. FARR, PH.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has served as Zogenix, Inc.’s independent registered public accounting firm since 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.
Independent Registered Public Accounting Firm’s Fees
The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2017 and 2016 by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2017	2016
	(in thousands)
Audit Fees (1)	$1,429	$1,006
Audit Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	2	2
Total	$1,431	$1,008

(1)
Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, review of our quarterly reports on Form 10-Q, services in connection with securities offerings, review of our registration statements on Form S-3 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during 2017 or 2016.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP. There were no such fees incurred during 2017 or 2016.

(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.
The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.
Pre-Approval Policies and Procedures
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2017 and 2016. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
Vote Required; Recommendation of the Board of Directors
The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

PROPOSAL 3:
APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.
Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:
“RESOLVED, that Zogenix, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Zogenix, Inc.’s Proxy Statement for the 2018 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”
Vote Required; Recommendation of the Board of Directors
The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. At our 2017 annual meeting, the stockholders recommended that stockholders vote on the compensation of our named executive officers each year, and the board has determined that we will conduct an annual “say-on-pay” vote.
OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at April 6, 2018 for:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Zogenix, Inc., 5858 Horton Street, Suite 455, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that each person or group named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 34,973,300 shares of common stock outstanding on April 6, 2018 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, upon the exercise of stock options. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Perceptive Advisors LLC (1) 51 Astor Place, 10th Floor New York, NY 10003	3,970,357	11.4%
Scopia Capital Management LP (2) 152 West 57th Street, 33rd Floor New York, NY 10019	3,420,599	9.8%
Blackrock, Inc. (3) 55 East 52nd Street New York, NY 10055	2,656,444	7.6%
Named Executive Officers and Directors:
Stephen J. Farr, Ph.D. (4)	553,873	1.6%
Michael P. Smith(5)	45,000	*
Bradley S. Galer, M.D. (6)	150,882	*
Gail Farfel, Ph.D. (7)	93,186	*
Thierry J.P. Darcis, M.D. (8)	79,348	*
Ann D. Rhoads (8)	78,399	*
James B. Breitmeyer, M.D., Ph.D. (9)	65,875	*
Louis C. Bock (10)	49,000	*
Cam L. Garner (11)	114,341	*
Roger L. Hawley (12)	368,562	1.0%
Erle T. Mast (13)	81,212	*
Renee P. Tannenbaum, Pharm.D. (14)	68,375	*
Mark Wiggins (15)	74,625	*
All directors and current executive officers as a group (11 persons)(16)	1,664,931	4.6%

(1)
Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2018 by, Perceptive Advisors, LLC, Joseph Edelman and Perceptive Life Sciences Master Fund Ltd. The Schedule 13G, as amended, states that Perceptive Advisors LLC and Joseph Edelman have shared voting and dispositive power over all such shares. Perceptive Life Sciences Master Fund Ltd directly holds all such shares. Perceptive Advisors LLC serves as the investment manager for Perceptive Life Sciences Master Fund Ltd. Mr. Edelman is the managing member of Perceptive Advisors LLC.

(2)
Based on information contained in Schedule 13G filed with the SEC on February 14, 2018 by, Scopia Capital Management LP, Scopia Management, Inc., Matthew Sirovich and Jeremy Mindich. The Schedule 13G states that the reporting persons have shared voting and dispositive power over all the reported shares and all such shares are directly held by advisory clients of Scopia Capital Management LP, and none of such advisory clients individually holds more than 5% of Zogenix’s outstanding shares of common stock.

(3)
Based on information contained in Schedule 13G/A filed with the SEC on January 23, 2018 by Blackrock, Inc. The Schedule 13G, as amended, states that Blackrock, Inc. has sole voting power over 2,589,998 shares and sole dipositive power over all the reported shares.

(4)	Includes 503,328 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 48,458 shares held directly by Dr. Farr.

(5)	Consists solely of 45,000 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018.

(6)	Includes 146,849 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 4,033 shares held directly by Dr. Galer.

(7)	Includes 87,370 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 5,816 shares held directly by Dr. Farfel.

(8)
Dr. Darcis’ employment with the company terminated on November 22, 2017, and Ms. Rhoads’ employment with the company terminated on January 16, 2017. Beneficial ownership information is based on the company’s records as of April 6, 2018. Shares reported consist solely of shares of common stock.

(9)	Includes 64,625 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 1,250 shares held directly by Dr. Breitmeyer.

(10)	Consists solely of 49,000 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018.

(11)	Includes 73,498 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 40,843 shares held by Garner Investments, LLC, of which Mr. Garner is the managing member.

(12)	Includes 277,987 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 90,575 shares held directly by Mr. Hawley.

(13)	Includes 78,185 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 3,027 shares held directly by Mr. Mast.

(14)	Includes 58,375 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 10,000 shares held directly by Dr. Tannenbaum.

(15)	Consists solely of 74,625 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018.

(16)	Includes 1,458,842 shares issuable pursuant to stock options exercisable within 60 days of April 6, 2018 and 206,089 shares beneficially owned by the directors and current executive officers.
EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers
The following table sets forth certain information about our executive officers as of April 6, 2018:

Name	Age	Position
Executive Officers:
Stephen J. Farr, Ph.D.	58	Chief Executive Officer, President and Director
Michael P. Smith	49	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Bradley S. Galer, M.D.	55	Executive Vice President, Chief Medical Officer
Gail M. Farfel, Ph.D.	53	Executive Vice President, Chief Development Officer
Executive Officers
The biography of Stephen J. Farr, Ph.D. can be found above under the “Board of Directors” heading.

Michael P. Smith has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since January 2017. From January 2015 through December 2016, Mr. Smith served as Chief Financial Officer of Raptor Pharmaceutical Corp., a global biopharmaceutical company focused on the development and commercialization of transformative therapeutics for rare diseases that was acquired by Horizon Pharma plc. in October 2016. In this role, he was responsible for the finance, accounting, corporate development, corporate strategy, intellectual property, and information management business functions. From May 2012 to January 2015, Mr. Smith served as Chief Financial and Business Advisor at Catalyst Biosciences. Prior to that role, from September 2010 to April 2011, he was Vice President of Business Development at iPierian, Inc., and from June 2006 to July 2009, he served as Head of Business Development and Chief Financial Officer of Memory Pharmaceuticals Corporation. Mr. Smith received his B.S. in Commerce from the University of Virginia and his M.B.A. from the Haas School of Business at the University of California, Berkeley.
Bradley S. Galer, M.D. has served as our Executive Vice President and Chief Medical Officer since December 2013. Prior to joining the company, Dr. Galer served as President of the Pain Group at Nuvo Research, Inc., a specialty pharmaceutical company with three commercialized topically delivered pain products from December 2009 to December 2013. In this position, he oversaw the strategy and operations of the Pain Group, including its commercialization, drug development activities, business development and licensing opportunities and liaising with partners. Prior to joining Nuvo, Dr. Galer was employed at Endo Pharmaceuticals Inc., as Senior Medical Officer and Group Vice President, Scientific Affairs from August 2002 to October 2005, where he was responsible for the departments of Clinical and Biostatistics, Medical Affairs, Pharmacovigilance, Medical Liaison and Medical Information. He and his team provided clinical and scientific leadership for the development and marketing of analgesic and migraine products, including Lidoderm, Percocet, Opana, Opana ER and Frova. Dr. Galer has also held numerous other industry positions, along with academic and clinical appointments. He has published over 200 articles on pain management in peer review journals and textbooks. Dr. Galer received his medical doctorate and a neurology residency from Albert Einstein in New York and two Pain Fellowships, at Memorial Sloane-Kettering in New York and University of California San Francisco, as well as headache training at Montefiore Headache Clinic in New York and University of California San Francisco.
Gail M. Farfel, Ph.D. has served as our Executive Vice President and Chief Development Officer since July 2015. From December 2012 to June 2015, Dr. Farfel was Chief Clinical and Regulatory Officer of Marinus Pharmaceuticals, establishing and overseeing clinical, medical and regulatory strategies for adult and pediatric seizure disorders, including a pediatric epileptic orphan disease. From May 2008 until December 2012, Dr. Farfel served as President of G. Meredith Consulting LLC, a firm providing strategic consulting and support to biopharmaceutical and software development companies. Dr. Farfel was Vice President, Therapeutic Area and Head for Neuroscience Clinical Development and Medical Affairs at Novartis Pharmaceuticals Corporation, where she oversaw a portfolio of products including Gilenya® for multiple sclerosis, Exelon® and the Exelon® Patch for Alzheimer’s disease and Parkinson’s disease, and the antidepressant, agomelatine. Dr. Farfel began her career in pharmaceutical drug development at Pfizer, Inc., where she worked in Clinical Development and Global Medical Affairs, directing programs through all stages of clinical development and regulatory submissions. Dr. Farfel is the author of over 50 scientific articles in the areas of neuropsychopharmacology and drug effects, and earned her Ph.D. in Neuropsychopharmacology from the University of Chicago, where she received the Ginsburg Prize for Dissertation Excellence. Dr. Farfel also holds a Bachelor’s degree in Biochemistry from the University of Virginia.
Compensation Discussion and Analysis
Overview
This compensation discussion and analysis provides information about the material components of our executive compensation program for our “named executive officers” for 2017, consisting of the following persons:

•	Stephen J. Farr, Ph.D., our Chief Executive Officer and President;

•	Michael P. Smith, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary

•	Bradley S. Galer, M.D., our Executive Vice President and Chief Medical Officer;

•	Gail M. Farfel, Ph.D., our Executive Vice President, Chief Development Officer;

•	Thierry J.P. Darcis, M.D., our former Executive Vice President, General Manager, Europe of Zogenix International Limited; and

•	Ann D. Rhoads, our former Executive Vice President, Chief Financial Officer, Treasurer and Secretary.
On January 5, 2017, our board of directors appointed Michael P. Smith to replace Ms. Rhoads as the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, effective January 16, 2017. Dr. Darcis resigned from his position effective November 22, 2017.

Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee and our board of directors arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2017.

Executive Summary
We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, the key objectives of our executive compensation program are:

•	To attract, engage and retain an executive team who will provide leadership for our future success by providing competitive total pay opportunities.

•	To establish a direct link between our business results, individual executive performance and total executive compensation.

•	To align the interests of our executive officers with those of our stockholders.
The primary elements of our executive compensation program are (1) base salary, (2) annual short-term cash incentives, (3) long-term equity incentives, (4) post-termination benefits, and (5) other benefits, such as health insurance and retirement benefits. We believe that each component aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, or linking individual performance to our performance.
In general, the majority of our named executive officers’ total compensation is tied directly to corporate and individual performance, increases in our stock price, or both. Specific elements of our executive compensation program that demonstrate our pay-for-performance philosophy include:

•	The performance measures in our short-term cash incentive program are linked to key corporate objectives.

•	Corporate achievement represents the majority of each executive’s annual bonus opportunity.

•	Our long-term equity incentives are primarily granted in the form of stock options, which provide value to our executives only if our stock price increases.
This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider and determine each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We do not have a pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.
We believe that the total compensation received by our named executive officers relating to 2017 was appropriate when viewed in light of our corporate achievements during 2017 and the individual performance of our named executive officers.
Compensation Determination Process
The compensation committee of our board of directors develops, reviews and approves each of the elements of our executive compensation program. The compensation committee also regularly assesses the effectiveness and competitiveness of our compensation programs.

In the first quarter of each year, the compensation committee reviews the performance of each of our named executive officers during the previous year. At this time the compensation committee also reviews our performance relative to the corporate performance objectives set by the board of directors for the year under review and makes the final bonus payment determinations based on our performance and the compensation committee’s evaluation of each named executive officer’s performance for the year under review. In connection with this review, the compensation committee also reviews and adjusts, as appropriate, annual base salaries for our named executive officers and grants, as appropriate, additional stock option awards to our named executive officers and certain other eligible employees for the then-current fiscal year.
During the fourth quarter of each year our compensation committee also reviews the corporate performance objectives for purposes of our performance bonus programs for the following year, but such objectives historically have been recommended to the full board of directors for approval. Our Chief Executive Officer, with the assistance and support of our Chief Financial Officer and our human resources department, aids the compensation committee by providing annual recommendations regarding the compensation of all of our named executive officers, other than himself. The compensation committee also, on occasion, meets with our Chief Executive Officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee considers, but is not bound to accept, the Chief Executive Officer’s recommendations with respect to named executive officer compensation. In the beginning of each year, our named executive officers work with our Chief Executive Officer to establish their individual performance goals for the year, based on their respective roles within the company.
Our Chief Executive Officer generally attends all of the compensation committee meetings, but the compensation committee also holds executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. Any deliberations or decisions regarding our Chief Executive Officer’s compensation are made without him present.
Role of Compensation Consultant and Comparable Company Information
Our compensation committee has not historically established compensation levels based on benchmarking. Our compensation committee has instead relied upon the judgment of its members in making compensation decisions, after reviewing our performance and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value.
The compensation committee is authorized to retain the services of third-party compensation consultants and other outside advisors from time to time, as the committee sees fit, in connection with compensation matters. Compensation consultants and other advisors retained by the compensation committee will report directly to the compensation committee which has the authority to select, retain and terminate any such consultants or advisors.
In 2017, the compensation committee determined to engage Radford as its independent compensation consultant to provide compensation consulting services. Specifically, for 2017, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including:

•	compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies;

•
evaluating our current equity compensation program relative to our peer group, including equity ownership levels, and advising on a potential stock option repricing program, that was not ultimately undertaken; and

•	providing general information concerning executive compensation trends and developments.
Radford did not provide any other services to us in 2017 beyond its engagement as an advisor to the compensation committee on executive compensation matters. After review, the compensation committee has determined that there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2017. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1.
For 2017, Radford assisted the compensation committee in confirming a peer group of companies to be used in the compensation setting process. For 2017, a peer group of 20 life sciences companies in similar phases of development as us with the following characteristics was selected based on the following parameters and not on the basis of executive compensation levels:

•
Market capitalization less than $1.0 billion (average market capitalization of $418.3 million) (as of October 26, 2016, when the peer group was first approved by the compensation committee for 2017 compensation purposes);

•	Annual revenues of less than $50.0 million; and

•	Less than 500 employees.

Our 2017 peer group consisted of the following companies:

AcelRx Pharmaceuticals	Flexion Therapeutics

Adamas Pharmaceuticals	Heron Therapeutics

Akebia Therapeutics	La Jolla Pharmaceutical Company

Ardelyx	OncoMed Pharmaceuticals

Arrowhead Research	Rigel Pharmaceuticals

Atara Biotherapeutics	Sangamo BioSciences

ChemoCentryx	Tetraphase Pharmaceuticals

Concert Pharmaceuticals	Versartis

Cytokinetics	Vital Therapies

Dynavax Technologies	Xencor

Although we maintain the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2017, the compensation committee also reviewed data from The Radford Global Life Sciences Compensation Survey, which included compensation data for public companies throughout the United States primarily from the life sciences industry, with under 200 employees and market capitalizations of between $150 million and $1 billion. With respect to the survey data presented to the compensation committee, the identities of the individual companies included in the survey were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. We believe that by utilizing both sets of data, which are weighted equally in determining the final comparable company information reviewed by our compensation committee, our compensation committee is able to review an appropriate set of competitive data for use in making compensation decisions. We believe that by utilizing both publicly available peer group data and the survey data from the published surveys, we are able to develop the best set of competitive data for use in making compensation decisions.
Our compensation committee reviewed the foregoing comparable company data in connection with its determinations of the 2017 base salaries, target bonuses and equity awards for our named executive officers. However, our committee did not attempt to set our compensation levels or awards at a certain target percentile with respect to the comparable company data or otherwise rely entirely on that data to determine named executive officer compensation. Instead, as described above and consistent with past practice, the compensation committee members relied on their judgment and experience in setting those compensation levels and making those awards.
We expect that the compensation committee will continue to review comparable company data in connection with setting the compensation we offer our named executive officers to help ensure that our compensation programs are competitive and fair.
We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation.
The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of our Chief Executive Officer’s and President’s roles and responsibilities within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.
We do not yet have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.

Executive Compensation Components
The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.
Base Salaries
In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the compensation committee believes that other elements of the named executive officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.
Our Chief Executive Officer’s base salary is based upon the same policies and criteria used for other named executive officers as described above. Each year the compensation committee reviews the Chief Executive Officer’s compensation arrangements and his individual performance for the previous fiscal year, as well as our performance as a whole, and makes recommendations to the full board of directors of adjustments to such compensation, if appropriate.
In February 2017, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee, in consultation with our Chief Executive Officer (with respect to the salaries of our other named executive officers) and its independent compensation consultant, determined that the base salaries of our named executive officers would be as follows, which increases were effective April 1, 2017: Dr. Farr, $500,000; Dr. Darcis, $294,900; Dr. Farfel, $365,900; and Dr. Galer, $393,600. These increases represented an increase of approximately 3%, with the exception of Dr. Farr, whose increase was approximately 5%, over the named executive officers’ 2016 salary levels. Dr. Farr’s increase was higher as his 2016 base salary was significantly below the 25th percentile of similarly-situated executives. Mr. Smith did not receive an increase since he commenced employment in early 2017. The 3% increase for the named executive officers other than Dr. Farr were consistent with the merit-based increases for employees generally. In general, the base salaries of our named executive officers approximate the 25th percentile of similarly-situated executives among our peer group, with the exception of Mr. Smith, whose base salary approximates the 50th percentile of similarly-situated executives.
The actual base salaries paid to all of our named executive officers for 2017 are set forth in the “Summary Compensation Table” below.
Performance Bonuses
Each named executive officer is also eligible for a performance bonus based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and, with respect to our named executive officers other than Dr. Farr, individual performance.
Bonuses are set based on the executive’s base salary as of the end of the bonus year, and are expected to be paid out in the first quarter of the following year. The target levels for executive bonuses for 2017 were as follows: 60% of base salary for our President and Chief Executive Officer (100% of which is based on corporate objectives) and 45% of base salary for our other named executive officers (90% of which is based on corporate objectives and 10% of which is based on individual performance). In general, the target bonuses of our named executive officers approximate the 75th percentile of similarly-situated executives among our peer group, which results in target total cash compensation for our named executives at approximately the 50th percentile of similarly-situated executives (although Dr. Farr remains below the 50th percentile with respect to his total target cash compensation).
At the beginning of each year, the board of directors (considering the recommendations of the compensation committee and management) sets corporate goals and milestones for the year. These goals and milestones and the proportional emphasis placed on each are set by the board of directors after considering management input and our overall strategic objectives. These goals generally relate to factors such as financial targets, achievement of product development objectives and establishment of new collaborative arrangements. The board of directors, upon recommendation of the compensation committee, determines the level of achievement of the corporate goals for each year. The individual component of each named executive’s bonus award is not necessarily based on the achievement of any predetermined criteria or guidelines but rather on the compensation committee’s subjective assessment of the officer’s overall performance of his or her duties. In coming to this determination, our compensation committee does not follow any guidelines, nor are there such standing guidelines regarding the exercise of such discretion.

All final bonus payments to our named executive officers are determined by our compensation committee. The actual bonuses awarded in any year, if any, may be more or less than the target, depending on individual performance and the achievement of corporate objectives and may also vary based on other factors at the discretion of the compensation committee (or the full board of directors, with respect to our Chief Executive Officer). Under our annual incentive plan, the maximum bonus payable to an executive is 125% of his or her target bonus.
2017 Performance Bonuses. For 2017, corporate objectives fell into the following three categories: clinical development of ZX008 (60%); preparation for commercialization of ZX008 (20%); and pipeline expansion (20%). Objectives were weighted based on their level of importance to the business plan.
In evaluating management’s performance against our 2017 corporate goals, our compensation committee determined to award a corporate achievement level of 115% relative to those goals. Both qualitative and quantitative guidelines were established for purposes of evaluating performance relative to the corporate objectives during 2017. These performance objectives were used as a guide by the compensation committee in subjectively determining overall corporate performance as they represented those areas in which the named executive officers and our employees generally were expected to focus their efforts. The compensation committee believed that it was better to evaluate our overall performance in these areas throughout the year in light of the general economic and industry conditions in which we operate. In coming to its final determination regarding the overall corporate achievement percentage, our compensation committee awarded 121% credit for corporate performance relative to the first objective, noting that significant progress was achieved in the clinical development of ZX008, including releasing top line data from our first Phase 3 study and completed enrollment in our second Phase 3 study evaluating ZX008 for the potential treatment of Dravet syndrome. With respect to the second objective, our compensation committee awarded 104% credit, noting that the Company had made significant progress in preparation for commercialization of ZX008. With respect to the third objective, our compensation committee awarded 106% credit, noting the significant progress in the Lennox Gastaut Syndrome indication. This overall 115% achievement level was then used to determine each named executive officer’s bonus. For the named executive officers other than Dr. Farr, each of his or her target bonus was split into its corporate and individual components, based on the weighting applicable to such named executive officer as described above.
The compensation committee’s determination of the individual components of the 2017 bonus awards for our named executive officers was not based on the achievement of any predetermined individual performance objectives, criteria or guidelines, but rather on the compensation committee’s subjective assessment of each officer’s overall performance of their duties during 2017. Dr. Galer and Mr. Smith each received a 110% individual achievement level and Dr. Farfel received a 125% individual achievement level.
The annual performance bonuses paid to our named executive officers for 2017 are set forth in the “Summary Compensation Table” below.
Long-Term Equity Incentives
The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers and other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2017, while our compensation committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the named executive officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. During 2017, we granted stock options and restricted stock units to the named executive officers.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.
The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors from time to time. Stock option awards granted in connection with an employee’s commencement of employment generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. Annual stock option awards to our named executive officers vest monthly over a four-year period. From time to time, our compensation committee may, however, determine that a different vesting schedule is appropriate.
In 2017, the compensation committee also granted performance-based restricted stock units to our named executive officers, with the split between stock options and restricted stock units set at approximately 75% of the total equity award value in the form of stock options and 25% of the total equity award value in the form of restricted stock units. Restricted stock units were introduced as part of our long-term equity incentive program during 2017 to add additional incentive and retention value to our program and to tie a portion of our named executive officers’ incentive compensation to our long-term performance.
We use stock awards to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of stock awards are typically approved by the compensation committee during the first quarter of each year. While we intend that the majority of stock awards to our employees be made pursuant to initial grants or our annual grant program, the compensation committee retains discretion to make stock awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee. We do not have any stock ownership requirements for our named executive officers.
In March 2017, the compensation committee awarded the following options to our named executive officers: Dr. Farr, options to purchase 165,000 shares; Dr. Galer, options to purchase 60,000 shares; Dr. Farfel, options to purchase 52,500 shares; and Dr. Darcis, options to purchase 52,500 shares. Each of these option awards vests monthly over a four-year period.
Also in March 2017, the compensation committee awarded the following restricted stock units to our named executive officers: Dr. Farr, 27,500 restricted stock units; Dr. Galer, 10,000 restricted stock units; Dr. Farfel, 8,750 restricted stock units; and Dr. Darcis, 8,750 restricted stock units. The restricted stock units shall vest upon the approval by the U.S. Food and Drug Administration of our New Drug Application for ZX008, provided such approval occurs within five years following the grant date, subject to the officer’s continuous service on such vesting date. Notwithstanding anything to the contrary contained in any executive employment agreement, the restricted stock units are not eligible for vesting on an accelerated basis as a result of an involuntary termination prior to a change in control or pursuant to the executive’s death or disability pursuant to the terms of any such employment agreement; provided that they will vest on an accelerated basis under the executive employment agreements (a) as a result of a change in control or (b) as a result of an involuntary termination within 12 months after a change in control.
The compensation committee’s recommendation regarding each named executive officer’s award amount was not based on any quantifiable factors, but instead was based on the compensation committee’s subjective analysis of the award levels the committee deemed appropriate for each executive in light of various factors, including the dilution created as a result of our public offerings and the need to continue to incentivize our executives. Each of these factors was taken into consideration by the compensation committee for each executive, as was management’s recommendations regarding the appropriate award levels. The final award levels, however, were entirely based on the compensation committee’s subjective analysis of these general factors and internal pay equity considerations. In general, the target total value of the equity incentives granted to our named executive officers in 2017 approximated the 50th percentile of similarly-situated executives among our peer group.
For a description of certain accelerated vesting provisions applicable to the stock awards granted to our named executive officers, see “— Post Termination and Change in Control Benefits” and “— Employment Agreements” below.
We have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.
Retirement Savings
All our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($18,000 in 2017), with additional salary deferrals not to exceed $6,000 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) Plan permits us to make discretionary matching contributions, and in 2017 we made individually de minimis matching contributions for all plan participants, including our named executive officers. Because we did not maintain any company-paid pension scheme in the United Kingdom and Dr. Darcis resided in the United Kingdom, Dr. Darcis received a monthly stipend to purchase individually-obtained pension benefits in the United Kingdom.

Health and Welfare Benefits, Perquisites and Other Compensation
The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits. Our named executive officers other than Dr. Darcis are eligible to participate in all our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. During the term of his employment, Dr. Darcis received a monthly stipend to purchase individually-obtained medical and life insurance in the United Kingdom since we did not maintain a health plan in the United Kingdom.
Perquisites. We do not provide significant perquisites or personal benefits to our named executive officers. During 2017, Dr. Darcis received an annual car allowance.
Post Termination and Change in Control Benefits
We have entered into employment agreements which provide for certain severance benefits in the event a named executive officer’s employment is involuntarily or constructively terminated. Such severance benefits are intended and designed to alleviate the financial impact of an involuntary termination and maintain a stable work environment through salary continuation and equity award vesting acceleration. We provide severance benefits because they are essential to help us fulfill our objective of attracting and retaining key managerial talent. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and for our company size and are designed to attract highly qualified individuals and maintain their employment with us. In determining the severance benefits payable pursuant to the executive employment agreements, the compensation committee considered what level of severance benefits would be sufficient to retain our current executive team and to recruit talented executives in the future, which determination was based in part on input from management and our board of directors. For a description of these employment agreements, see “— Employment Agreements” below.
Response to 2017 Say on Pay Vote
In May 2017, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of stockholder votes cast in favor of our 2017 say-on-pay resolution (excluding abstentions and broker non-votes). As we evaluated our compensation practices and talent needs throughout 2017, we were mindful of the strong support our stockholders expressed for our compensation philosophy. As a result, the compensation committee has decided to generally retain our existing approach to executive compensation for our continuing executives, with an emphasis on short- and long-term incentive compensation that rewards our senior executives for corporate and individual performance.
Tax Deductibility of Executive Compensation
The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a company’s chief executive officer and its three most highly compensated executive officers serving at the end of the taxable year (other than its chief financial officer), and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. Although we historically maintained plans that were intended to permit the payment of deductible compensation under Section 162(m) of the Code if the requirements of Section 162(m) were satisfied, subject to the limited transition relief rules in the Tax Cuts and Jobs Act of 2017, we may no longer be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the compensation committee, however, retains the discretion to approve compensation that may not qualify for the compensation deduction if, considering all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.
Accounting for Stock-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Report of the Compensation Committee of the Board of Directors
The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2017, filed by us with the SEC.
This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the compensation committee.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Cam L. Garner (Chairman)
Mark Wiggins
James B. Breitmeyer, M.D., Ph.D.

Summary Compensation Table
The following table shows information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2017, 2016 and 2015.

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Stephen J. Farr, Ph.D.	2017	493,750				—	1,136,883		345,000	5,001	(4)	1,980,634
Chief Executive Officer and President	2016	468,750		—		—	1,394,640		205,200	3,943	(4)	2,072,533
	2015	434,909		—		—	921,650		264,600	—		1,621,159
Michael P. Smith(5)	2017	368,958		—		—	944,055		189,676	1,928	(4)	1,504,617
Executive Vice President, Chief Financial Officer, Treasurer and Secretary						—
Bradley S. Galer, M.D.	2017	390,733		—		—	413,412		202,799	962	(4)	1,007,906
Executive Vice President and Chief Medical Officer	2016	376,722		—		—	418,392		129,485	4,018	(4)	928,617
	2015	357,875		—		—	471,932		159,305	—		989,112
Gail M. Farfel, Ph.D.	2017	363,250		—		—	361,735		191,004	1,188	(4)	917,177
Executive Vice President and Chief Development Officer	2016	353,937		—		—	313,794		119,577	3,547	(4)	790,855
	2015	177,651		50,000	(6)	—	665,682		95,892	—		989,225
Former Executive Officers
Thierry J.P. Darcis, M.D. (7)	2017	273,600	(8)			—	361,735		—	505,367	(9)	1,140,702
Former Executive Vice President and General Manager, Europe	2016	315,389		—		—	313,794		96,835	35,242	(10)	761,260
	2015	178,989		—		—	606,639		85,741	12,985	(11)	884,354
Ann D. Rhoads	2017	15,471	(8)	—		—	133,971	(12)	—	596,886	(13)	746,328
Former Executive Vice President and Chief Financial Officer	2016	368,611		—		—	418,392		124,963	4,697	(4)	916,663
	2015	357,875		—		—	471,932		159,305	—		989,112

(1)
In March 2017, we granted performance-based restricted stock units to our named executive officers (other than Mr. Smith and Ms. Rhoads). The vesting of these performance-based restricted stock units is predicated on the approval by the U.S. Food and Drug Administration of a New Drug Application for ZX008, provided such approval occurs within five years following the grant date, assuming the recipient remains continuously employed by us on the vesting date. In accordance with ASC 718, the grant date fair value to be reported for performance-based restricted stock units in the Stock Awards column is determined based on the probable outcome of the performance condition as of the grant date. Due to the uncertainties associated with the FDA approval process, we determined approval is not yet probable, as such term is used for accounting purposes, prior to the occurrence of the event. Accordingly, we assigned a grant-date fair value of $0 in the Stock Awards column based on this evaluation. If we had determined that as of the date of the grant it was probable that the performance condition would be achieved, we would have assigned the following grant date fair value for the performance-based restricted stock units awards in the Stock Awards column, measured based on the closing fair market value of our common stock on the date of grant, made to our named executive officers (other than Mr. Smith and Ms. Rhoads) as follows: Dr. Farr, $280,500; Dr. Galer, $102,000; Dr. Farfel, $89,250 and Dr. Darcis, $89,250. Dr. Darcis resigned from the company in November 2017 and, as a result, his award was canceled. Except for the March 2017 grant of performance-based restricted stock units, we did not make any other stock awards to the named executive officers in 2017, 2016 and 2015. For a discussion of the valuation assumptions used, see Note 10 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, which was filed with the SEC on March 6, 2018.

(2)
The amounts in this column represent the grant-date fair value of option awards made to each named executive officer in the respective fiscal year. The applicable grant-date fair value of each option award was calculated in accordance with ASC 718 using the Black-Scholes model.

For a discussion of the valuation assumptions used, see Note 10 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, which was filed with the SEC on March 6, 2018. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Whether, and to what extent, a named executive officer realizes a financial benefit from the awards will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued service to us.

(3)	These amounts represent performance bonuses earned under our executive bonus program, which is described above under “Compensation Discussion and Analysis — Performance Bonuses.”

(4)	The amounts represent 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees.

(5)
Amounts reported for Mr. Smith’s 2017 salary and bonus received were pro-rated for his January 16, 2017 start date. Mr. Smith’s option awards were granted in connection with his new hire compensation package.

(6)	Represents the sign-on bonus provided to Dr. Farfel in July 2015 as part of her new hire compensation package.

(7)
For Dr. Darcis, the compensation reported was paid in British pounds (excluding stock awards) but has been converted to U.S. dollars for purposes of reporting amounts herein using average exchange rates, or in the case of separation-related payments, the spot rate, as described below. Except as noted below with respect to his separation-related payments in 2017, the average exchange rates used to convert the payments to Dr. Darcis for 2015, 2016 and 2017 were £1 : $1.5332, £1 : $1.356 and £1 : $1.2833, which represent the average exchange rates for 2015, 2016 and the period in 2017 that Dr. Darcis was an employee, respectively.

(8)
Dr. Darcis’ employment with the company terminated on November 22, 2017, and Ms. Rhoads’ employment with the company terminated on January 16, 2017. The reported amounts represent annual salaries pro-rated for each named executive officer’s termination date.

(9)
In connection with Dr. Darcis’ resignation, we entered into a separation agreement with Dr. Darcis on November 22, 2017, which included the following severance benefits (amounts in USD and converted at the rate of £1 : $1.3395, which represented the exchange rate in effect on December 7, 2017) (a) a lump-sum cash payment of 12 months of base salary equal to $322,087; (b) a payment of $6,564 for the purchase of individually-obtained medical and life insurance for 12 months (c) an additional ex gratia payment of $144,666 as compensation for the termination of his employment; and (d) a statutory redundancy payment of $1,965. In addition, the amount also includes a stipend paid to Dr. Darcis during 2017 prior to his termination of employment to purchase individually-obtained medical and life insurance benefits of $5,375, pension benefits of $10,944 and an automobile allowance of $13,766, which amounts were converted to U.S. dollars using the average exchange rate for 2017 described above.

(10)
The amount shown represents the aggregate stipend paid to Dr. Darcis to purchase individually-obtained medical and life insurance benefits of $6,353, pension benefits of $12,617 and an automobile allowance of $16,272, which amounts were converted to U.S. dollars using the average exchange rate for 2016 described above.

(11)
The amount shown represents the aggregate stipend paid to Dr. Darcis to purchase individually-obtained medical and life insurance benefits and pension benefits of $3,646 and an automobile allowance of $9,339, which amounts were converted to U.S. dollars using the average exchange rate for 2015 described above.

(12)
The amount shown represents the incremental fair value, as computed in accordance ASC 718, associated with extending the exercise date for Ms. Rhoads’ vested option awards to December 31, 2017 in connection with Ms. Rhoads’ resignation.

(13)
In connection with Ms. Rhoads’ resignation, we entered into a separation agreement with Ms. Rhoads on January 16, 2017, which included the following severance benefits: (a) a lump-sum cash payment of 12 months of base salary equal to $382,000; (b) a lump sum cash payment of $124,985, which represent her 2016 bonus under our annual incentive plan; (c) company-paid COBRA premiums for continued health insurance for 12 months of $7,034; and (d) a payment of $40,000 for consulting services related to transitioning her duties. In addition, the amount also includes 401(k) plan matching contributions paid by us of $1,146 and $41,721 paid to her upon her termination of employment for accrued but unused vacation.

2017 Grants of Plan-Based Awards
The following table sets forth summary information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2017.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen J. Farrr	RSU(2)	3/14/2017	2/28/2017				—	27,500	—			—
	Options(3)	3/14/2017	2/28/2017							165,000	10.20	1,136,883
	Incentive Cash	2/28/2017	2/28/2017	—	300,000	375,000
Michael P. Smith	Options(3)	1/16/2017	1/4/2017							135,000	12.75	944,055
	Incentive Cash	2/28/2017	1/4/2017	—	166,031	207,539
Bradley S. Galer	RSU(2)	3/14/2017	2/28/2017				—	10,000	—			—
	Options(3)	3/14/2017	2/28/2017							60,000	10.20	413,412
	Incentive Cash	2/28/2017	2/28/2017	—	177,120	221,400
Gail M. Farfel,	RSU(2)	3/14/2017	2/28/2017				—	8,750	—			—
	Options(3)	3/14/2017	2/28/2017							52,500	10.20	361,736
	Incentive Cash	2/28/2017	2/28/2017	—	164,655	205,819
Thierry Darcis	RSU(2)	3/14/2017	2/28/2017				—	8,750	—			—
	Options(3)	3/14/2017	2/28/2017							52,500	10.20	361,736
	Incentive Cash	2/28/2017	2/28/2017	—	132,705	165,881
Ann D. Rhoads	Option Modification(4)	1/16/2017	1/5/2017									133,971

(1)
These amounts represent the target and maximum 2017 performance bonuses under our executive bonus program, which is described above under “— Compensation Discussion and Analysis — Performance Bonuses.”

(2)
For the performance-based restricted stock units granted on March 14, 2017, the vesting of these awards is predicated on the approval by the U.S. Food and Drug Administration of a New Drug Application for ZX008, provided such approval occurs within five years following the grant date, assuming the recipient remains continuously employed by us on the vesting date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below. In accordance with ASC 718, the grant date fair value to be reported for performance-based RSUs is determined based on the probable outcome of the performance condition as of the grant date. Due to the uncertainties associated with the FDA approval process, we determined approval is not yet probable, as such term is used for accounting purposes, prior to the occurrence of the event. Accordingly, we assigned a grant-date fair value of $0 based on this evaluation. For a discussion of the valuation assumptions used, see Note 10 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, which was filed with the SEC on March 6, 2018.

(3)
Other than the options granted to Mr. Smith, the options vest in equal monthly installments over the four-year period of continuous service following the grant date. The options granted to Mr. Smith vest as to 25% of the shares underlying the options on the first anniversary of the grant date and the remaining 75% vest in successive equal monthly installments over the following 36 months of continuous service. All options have a 10-year term from the date of grant. For a description of the accelerated vesting applicable to the foregoing equity awards, see “Employment Agreements” below. The applicable grant-date fair value of each option award was calculated in accordance with ASC 718 using the Black-Scholes valuation model. For a discussion of the valuation assumptions used, see Note 10 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, which was filed with the SEC on March 6, 2018.

(4)
Reflects the incremental fair value, as computed in accordance ASC 718, associated with extending the exercise date for Ms. Rhoads’ vested option awards to December 31, 2017 in connection with Ms. Rhoads’ resignation. For a discussion of the valuation assumptions used, see Note 10 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K, which was filed with the SEC on March 6, 2018.

Discussion of Summary Compensation and Grants Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2017 Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our employment agreements and compensation plans and arrangements is set forth below.

Employment Agreements
We have entered into an employment agreement with each of our executive officers. In connection with their resignations during 2017, we entered into separation arrangements with each of Dr. Darcis and Ms. Rhoads, which are described below.
Pursuant to each of the employment agreements, if we terminate such officer’s employment without cause (as defined below) or such officer resigns for good reason (as defined below) or such officer’s employment is terminated as a result of his or her death or following his or her permanent disability, the executive officer or his or her estate, as applicable, is entitled to the following payments and benefits: (1) his or her fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he or she may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his or her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had such officer remained continuously employed by us during such period (provided that the options granted in October 2015 will not accelerate pursuant to this provision).

If a named executive officer is terminated without cause or resigns for good reason during the period commencing 60 days prior to a change in control (as defined below) or 12 months following a change in control, such officer shall be entitled to receive, in addition to the severance benefits described above, a lump sum cash payment in an amount equal to his or her bonus (as defined below) for the year in which the termination of employment occurs. In addition, with the exception of the performance-based restricted stock units granted in March 2017 (the accelerated vesting of which is described below), in the event of a change in control, the vesting and exercisability of 50% of the executive officer’s outstanding unvested stock awards shall be automatically accelerated and, in the event an executive officer is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of the executive officer’s outstanding unvested stock awards (including the options granted in October 2015) shall be automatically accelerated. The performance-based restricted stock units granted in March 2017 are not eligible for vesting on an accelerated basis pursuant to the terms of any of the employment agreements; provided that they will vest on an accelerated basis under the employment agreements (1) as a result of a change in control or (2) as a result of an involuntary termination within 12 months after a change in control. For a further description of the potential compensation payable to our named executive officers under their employment agreements, please see “— Potential Payments Upon Termination or Change in Control” below.
Dr. Farfel’s employment agreement also provides that she was entitled to a one-time signing bonus of $50,000, subject to a right of repayment should she leave the company which lapsed on June 29, 2016. Dr. Farfel was also entitled to reimbursement for legal expenses of up to $5,000 in connection with the negotiation of her employment agreement.
Dr. Darcis’ employment agreement also provided that, for so long as we do not provide company-paid insurance or pension schemes in the United Kingdom and Dr. Darcis resides in the United Kingdom; he receives a monthly stipend of £390 to purchase individually-obtained health and life insurance in the United Kingdom.
For purposes of the employment agreements, “cause” generally means an executive officer’s (1) commission of an act of fraud, embezzlement or dishonesty or some other illegal act that has a material adverse impact on us or any successor or affiliate of ours, (2) conviction of, or entry into a plea of “guilty” or “no contest” to, a felony, (3) unauthorized use or disclosure of our confidential information or trade secrets or any successor or affiliate of ours that has, or may reasonably be expected to have, a material adverse impact on any such entity, (4) gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate of ours, or any other material misconduct on the part of the executive officer, (5) ongoing and repeated failure or refusal to perform or neglect of his or her duties as required by his or her employment agreement, which failure, refusal or neglect continues for 15 days following his or receipt of written notice from our board of directors, Chief Executive Officer or supervising officer, as applicable, stating with specificity the nature of such failure, refusal or neglect, or (6) breach of any policy of ours or any material provision of his or her employment agreement.
For purposes of the employment agreements, “good reason” generally means (1) a material diminution in the executive officer’s authority, duties or responsibilities, (2) a material diminution in the executive officer’s base compensation, unless such a reduction is imposed across-the-board to senior management of the company, (3) a material change in the geographic location at which the executive officer must perform his or her duties, or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of ours of its obligations to the executive officer under his or her employment agreement.
For purposes of the employment agreements, “bonus” generally means an amount equal to the average of the bonuses awarded to the named executive officer for each of the three fiscal years prior to the date of his or her termination of employment, or such lesser number of years as may be applicable if the executive officer has not been employed for three full years on the date of termination of employment. For any partial fiscal year occurring because the executive commenced employment during that year, the executive’s “bonus” for that year shall be annualized as part of the bonus calculation.
For purposes of the employment agreements, “change in control” has the same meaning as such term is given under the terms of our 2010 Equity Incentive Award Plan. Under the plan, a change in control is generally defined as:

•
the acquisition by any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•
during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors; or (1) a merger, consolidation, reorganization, or business combination or (2) the sale, exchange or transfer of all or substantially all of our assets in any single transaction or series of transactions or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:

◦
which results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and

◦
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of us or our successor; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of us or our successor solely as a result of the voting power held in us prior to the consummation of the transaction.

Separation Arrangements with Ann D. Rhoads
Ann D. Rhoads resigned as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary effective January 16, 2017. In connection with her resignation, we entered into a General Release of Claims with Ms. Rhoads pursuant to which (1) we paid Ms. Rhoads a lump sum cash payment equal to $382,000, (2) a lump sum cash payment of $124,963, representing her 2016 bonus under the company’s annual incentive plan, (3) we agreed to continue Ms. Rhoads’ health benefits for a period of 12 months following her date of termination, and (4) the vesting and/or exercisability of Ms. Rhoads’ outstanding unvested stock options was accelerated as to the number of stock awards that would have vested over the 12-month period following her date of termination had Ms. Rhoads remained continuously employed by us during such period. (provided that the options granted in October 2015 did not accelerate pursuant to this provision). In addition, in the event of a “change in control” (as defined in her employment agreement) on or before April 16, 2017, we were obligated to pay Ms. Rhoads an additional lump sum cash payment equal to her “bonus” (as defined in her employment agreement). In the event of a change in control of our company on or before April 16, 2017, the vesting and/or exercisability of Ms. Rhoads’ outstanding unvested stock awards would have accelerated in full on the date of such change in control.
We also entered into a consulting agreement with Ms. Rhoads, pursuant to which she provided consulting services to us for a period of up to two months in connection with the integration of our new Chief Financial Officer, the completion of the 2016 year-end audit and related filings for the calendar year ended December 31, 2016 and the preparation and filing of our Annual Report on Form 10-K for the calendar year ended December 31, 2016. As compensation for services rendered to us pursuant to the consulting agreement with us, Ms. Rhoads received a monthly retainer of $20,000, Ms. Rhoads’ outstanding stock awards also continued to vest during the term of her services and her outstanding, vested stock options remained exercisable until December 31, 2017.
Separation Arrangements with Thierry J.P. Darcis, M.D.
Thierry J.P. Darcis, M.D. resigned as our Executive Vice President and General Manager, Europe, effective November 22, 2017. In connection with his resignation, we entered into a Settlement Agreement with Dr. Darcis, pursuant to which Dr. Darcis provided a general release of claims against us in exchange for the right to receive the following severance benefits: (1) a lump sum cash payment in the amount of £354,820.50; and (2) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following his last day of employment had Dr. Darcis remained continuously employed by us during such period (provided that: (a) the performance options and the time-based options granted in October 2015; and (b) the performance-based restricted stock unit awards granted in March 2017, did not accelerate pursuant to this provision).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information regarding the outstanding equity awards held by our named executive officers at December 31, 2017 (excluding Dr. Darcis and Ms. Rhoads, who resigned effective November 22, 2017 and January 16, 2017, respectively, and neither had any outstanding equity awards at year end).

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights Have Not Vested ($)(4)
Stephen J. Farr	03/14/17	30,938	134,062			10.20	3/14/2027
	03/14/17									27,500	1,101,375
	03/14/16	87,500	112,500			10.35	3/14/2026
	05/13/15	61,849	31,901			11.04	5/13/2025
	03/17/15	21,483	9,766			10.64	3/17/2025
	03/25/14	41,014	2,735			24.56	3/25/2024
	03/15/13	69,373	—			15.92	3/15/2023
	04/27/12	87,499	—			15.04	4/27/2022
	03/01/11	31,249	—			33.92	3/1/2021
	05/25/10	12,500	—			32.00	5/25/2020
	09/01/09	5,312	—			20.00	9/1/2019
	10/21/08	937	—			28.00	10/21/2018

Michael P. Smith	01/16/17	—	135,000	(5)		10.35	1/16/2027

Bradley S. Galer	03/14/17	11,250	48,750			10.20	3/14/2027
	03/14/17									10,000	400,500
	03/14/16	26,250	33,750			10.35	3/14/2026
	10/05/15	10,833	4,167	(6)	15,000	13.32	10/5/2025
	03/17/15	19,335	8,790			10.64	3/17/2025
	06/02/14	7,109	1,016			16.64	6/2/2024
	12/17/13	53,125	—			24.16	12/17/2023

Gail M. Farfel	03/14/17	9,844	42,656			10.20	3/14/2027
	03/14/17									8,750	350,438
	03/14/16	19,688	25,312			10.35	3/14/2026
	10/05/15	5,417	2,083	(6)	7,500	13.32	10/4/2025
	07/01/15	35,155	21,095	(5)		13.96	6/30/2025

(1)
Except as described below, all options have a term of ten years from the date of grant and vest in successive equal monthly installments over a four-year period of continuous service following the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Employment Agreements” above.

(2)
These performance-based options granted on October 15, 2015 vest upon the U.S. Food and Drug Administration’s acceptance of our New Drug Application for ZX008 on or before the three-year anniversary grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Employment Agreements” above.

(3)
These performance-based restricted stock units granted on March 14, 2017 are subject to achievement of the performance condition described above in footnote (2) to the “Grants of Plan-Based Awards” table. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Employment Agreements” above.

(4)
Market value is calculated based on the closing price of our common stock of $40.05 per share on December 29, 2017 (the last trading day of 2017), times the number of shares subject to the restricted stock unit awards.

(5)
25% of the shares underlying the options vest on the first anniversary of the grant date and the remaining 75% vest in successive equal monthly installments over the following 36 months of continuous service. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Employment Agreements” above.

(6)
The options vest in successive equal monthly installments over a three-year period of continuous service following the grant date. For a description of the accelerated vesting applicable to the foregoing equity awards, see “—Employment Agreements”.

Option Exercises and Stock Vested
Stock options exercised and restricted stock units that vested for the Named Executives during the year ended December 31, 2017 are outlined below.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Stephen J. Farr	—	—	—	—
Michael P. Smith	—	—	—	—
Bradley S. Galer	—	—	—	—
Gail M. Farfel	—	—	—	—
Thierry J.P. Darcis(2)	98,750	2,599,000	—	—
Ann D. Rhoads(2)	211,908	2,922,421	—	—

(1)	Represents the amounts realized based on the excess of the fair market value of our common stock on the date of exercise over the option’s exercise price.

(2)	As noted above, Dr. Darcis’ employment with us terminated on November 22, 2017, and Ms. Rhoads’ employment with us terminated on January 16, 2017.
Potential Payments Upon Termination or Change in Control
The following table summarizes the potential payments to our named executive officers (other than Dr. Darcis and Ms. Rhoads) in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason within 60 days prior to or 12 months following a change in control; or (4) in the event of a change in control without a termination of employment. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2017. The definitions of “cause”, “good reason” and “bonus” are contained in the applicable employment agreement for each of our named executive officers, which are described above under the heading “— Employment Agreements.” Ms. Rhoads' employment terminated on January 16, 2017, and her actual separation arrangements are described above under the heading “— Separation Arrangements with Ann D. Rhoads.” Dr. Darcis’ employment terminated on November 22, 2017, and his actual separation arrangements are described above under the heading “— Separation Arrangements with Thierry Darcis.”

Name and Position	Benefit Type	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Apart from a Change in Control ($)(1)(2)	Payment in the Event of a Termination by the Company following Executive’s Permanent Disability or as a Result of Executive’s Death ($)(1)(2)	Payment in the Event of a Termination by the Company Without Cause or by Executive for Good Reason Within 60 Days Prior to or 12 Months Following a Change in Control ($)(3)(4)	Payment in the Event of a Change in Control Without Termination ($)(5)
Stephen J. Farr, Ph.D.	Severance	500,000	500,000	746,533	—
Chief Executive Officer and President	Benefits(6)	23,451	23,451	23,451	—
	Equity Awards	3,661,287	3,661,287	9,699,407	4,849,704
Michael P. Smith	Severance	385,000	385,000	582,923	—
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	Benefits(6)	23,451	23,451	23,451	—
	Equity Awards	1,921,234	1,921,234	4,009,500	2,004,750
Bradley S. Galer, M.D.	Severance	393,600	393,600	545,993	—
Executive Vice President and Chief Medical Officer	Benefits(6)	23,231	23,231	23,231	—
	Equity Awards	1,636,180	1,636,180	3,652,695	1,826,348
Gail M. Farfel, Ph.D.	Severance	365,900	365,900	522,755	—
Executive Vice President and Chief Development Officer	Benefits(6)	23,204	23,204	23,204	—
	Equity Awards	1,348,937	1,348,937	3,182,008	1,591,004

(1)	Cash severance represents 12 months of base salary for each named executive officer, payable in cash in a lump sum.

(2)
Value of equity award acceleration represents the value of those options that would immediately vest as a result of the named executive officer’s termination or as a result of the named executive officer’s death or disability. The value attributable to the options represents the excess of the fair market value of our common stock of $40.05 on December 29, 2017 (the last trading day of 2017) over the exercise price of the unvested options the vesting of which accelerates in connection with the specified event.

(3)
Cash severance represents the sum of the following, payable in a lump sum cash payment: (a) 12 months of base salary for each executive officer payable in a lump sum cash payment, plus (b) the average of the bonuses awarded to the executive officer for the fiscal years 2017, 2016 and 2015. The bonus amount for Mr. Smith reflects his bonus amount for 2017 on an annualized basis. Please see the definition of “bonus” under the heading “Employment Agreements” above.

(4)
A named executive officer’s equity awards will vest in full in the event he or she is terminated without cause or he or she resigns for good reason within three months prior to or 12 months following a change in control, which is a slightly different trigger than applies to eligibility for cash severance (provided that the performance-based restricted stock units granted in March 2017 will only vest upon an involuntary termination following a change in control, not before). The value attributable to the restricted stock units that would vest represents the fair market value of our common stock of $40.05 on December 29, 2017 (the last trading day of 2017) multiplied by the number of restricted stock units the vesting of which accelerates in connection with the specified event. The value attributable to the options that would vest represents the excess of the fair market value of our common stock of $40.05 on December 29, 2017 (the last trading day of 2017) over the exercise price of unvested options the vesting of which accelerates in connection with the specified event.

(5)
Value of equity award acceleration represents the value of those stock awards that would immediately vest upon a change in control without a termination of employment. The value attributable to the restricted stock units that would vest represents the fair market value of our common stock of $40.05 on December 29, 2017 (the last trading day of 2017) multiplied by the number of restricted stock units the vesting of which accelerates in connection with the specified event. The value attributable to the options that would vest represents the excess of the fair market value of our common stock of $40.05 on December 29, 2017 (the last trading day of 2017) over the exercise price of the unvested options the vesting of which accelerates in connection with the specified event.

(6)	Represents the value of the continuation of health benefits for a period of 12 months following the date of the named executive officer’s termination.

Risk Assessment of Compensation Program
In April 2018, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Stephen Farr, Ph.D., our Chief Executive Officer and President. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than Dr. Farr) was $239,665; and

•	the annual total compensation of Dr. Farr, our Chief Executive Officer and President, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $1,980,634.
Based on this information, for 2017, the ratio of the annual total compensation of Dr. Farr, our Chief Executive Officer and President, to the median of the total compensation of all employees of our company, was 8 to 1.
We determined that, as of December 31, 2017, our employee population consisted of 68 individuals. Our employee workforce consists of full- and part-time employees.
For purposes of measuring the compensation of our employees, we included each employee’s 2017 base salary and the bonus awarded to the employee in 2018 for performance in 2017. For employees who were hired in 2017, but did not work for us for the entire fiscal year, we annualized their compensation as if they had been employed by us for all of 2017. This methodology was consistently applied to all our employees as of December 31, 2017. We did not make any cost-of-living adjustments in identifying the “median employee”. Compensation paid to our non-U.S. employees was converted to U.S. dollars based on the exchange rate in effect as of December 31, 2017. Once we identified the total annual compensation of the “median employee” for purposes of the ratio disclosed above, we calculated the components of the median employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation reflected above of $239,665.
Equity Compensation Plan Information
The following table summarizes securities available under our equity compensation plans as of December 31, 2017 (in thousands, except per share data).

	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights(3)	(B) Weighted average per share exercise price of outstanding options, warrants and rights(4)	(C) Number of Securities remaining available under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders:
2006 Equity Incentive Plan	69	$28.11	—
2010 Equity Incentive Plan (1)	3,348	$13.96	757
Total Equity Incentive Plans	3,417		757
2010 Employee Stock Purchase Plan	—	—	17
Total equity compensation plans approved by security holders	3,417	—	774
Equity compensation plans not approved by security holders:
Employment Inducement Equity Incentive Award Plan (2)	234	$16.21	102

(1)	The material features of our 2010 Equity Incentive Plan, including the evergreen provision under the 2010 Equity Incentive Plan, are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 6, 2018.

(2)
The material features of our Employment Inducement Equity Incentive Award Plan are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 6, 2018.

(3)	Includes shares subject to outstanding options and restricted stock units granted under our equity compensation plans.

(4)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock units, which have no exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions and series of similar transactions, since the beginning of fiscal year 2017, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved by our audit committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.
Employment and Release Agreements
We have entered into employment agreements all of our named executive officers. For further information, see “Compensation Discussion and Analysis - Employment Agreements.”
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2017, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2019, including any stockholder nominations for election to the board of directors, must be received by us no later than December 14, 2018, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2019 annual meeting of stockholders, such a proposal must be received by us no earlier than January 23, 2019 and no later than February 22, 2019. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days in advance of such annual meeting, or if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2019 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT
Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Zogenix, Inc., 5858 Horton Street, Suite 455, Emeryville, California 94608, Attention: Corporate Secretary.

OTHER MATTERS
We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,
/s/ Stephen J. Farr, Ph.D.

Stephen J. Farr, Ph.D. Chief Executive Officer and Director
Emeryville, California
April 13, 2018

ZOGENIX, INC. 5858 HORTON STREET, SUITE 455 EMERYVILLE, CA 94608
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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees	For	Against	Abstain
1A	James B. Breitmeyer	☐	☐	☐

1B	Stephen J. Farr	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.
		For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

3.
Approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.
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 E11555-P80680

ZOGENIX, INC.
Annual Meeting of Stockholders
May 23, 2018
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen J. Farr, Ph.D. and Michael P. Smith, and each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOGENIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Local time, on May 23, 2018, at the Hyatt House Emeryville, located at 5800 Shellmound Street, Emeryville, California 94608, and any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the proposal listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side